SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                                (Amendment No.1)*

                         LUMINENT MORTGAGE CAPITAL INC.
                         ------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    550278303
                                 (CUSIP Number)

                                January 31, 2008
           ------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

----------

  * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 550278303

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            ASPEN ADVISORS LLC

            13-4118717

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE

--------------------------------------------------------------------------------
                                     5    SOLE VOTING POWER
                                          -0-
NUMBER OF                                 --------------------------------------
SHARES                               6    SHARED VOTING POWER
BENEFICIALLY                              -0-
OWNED BY                                  --------------------------------------
EACH REPORTING                       7    SOLE DISPOSITIVE POWER
PERSON                                    -0-
WITH                                      --------------------------------------
                                     8    SHARED DISPOSITIVE POWER
                                          -0-
                                          --------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                       -0-
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)

      EXCLUDES CERTAIN SHARES                                                [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                0%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
                  OO, IA

--------------------------------------------------------------------------------

CUSIP NO. 550278303

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            SOPRIS CAPITAL ADVISORS, LLC

               20-3177754

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE

--------------------------------------------------------------------------------
                                     5    SOLE VOTING POWER
                                          -0-
NUMBER OF                                 --------------------------------------
SHARES                               6    SHARED VOTING POWER
BENEFICIALLY                              -0-
OWNED BY                                  --------------------------------------
EACH REPORTING                       7    SOLE DISPOSITIVE POWER
PERSON                                    -0-
WITH                                      --------------------------------------
                                     8    SHARED DISPOSITIVE POWER
                                          -0-
                                          --------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                          -0-

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)

      EXCLUDES CERTAIN SHARES                                                [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                0%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
                  OO, IA

--------------------------------------------------------------------------------

CUSIP NO. 550278303

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            SOPRIS PARTNERS SERIES A, of SOPRIS CAPITAL PARTNERS, L.P.
            37-1520276

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE

--------------------------------------------------------------------------------
                                     5    SOLE VOTING POWER
                                          -0-
NUMBER OF                                 --------------------------------------
SHARES                               6    SHARED VOTING POWER
BENEFICIALLY                              -0-
OWNED BY                                  --------------------------------------
EACH REPORTING                       7    SOLE DISPOSITIVE POWER
PERSON                                    -0-
WITH                                      --------------------------------------
                                     8    SHARED DISPOSITIVE POWER

                                          --------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                          -0-
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)

      EXCLUDES CERTAIN SHARES                                                [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                0%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
                  PN

--------------------------------------------------------------------------------

CUSIP NO. 550278303

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            SOPRIS CAPITAL, LLC

            20-3978493

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE

--------------------------------------------------------------------------------
                                     5    SOLE VOTING POWER
                                          -0-
NUMBER OF                                 --------------------------------------
SHARES                               6    SHARED VOTING POWER
BENEFICIALLY                              -0-
OWNED BY                                  --------------------------------------
EACH REPORTING                       7    SOLE DISPOSITIVE POWER
PERSON                                    -0-
WITH                                      --------------------------------------
                                     8    SHARED DISPOSITIVE POWER
                                          -0-
                                          --------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    -0-

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)

      EXCLUDES CERTAIN SHARES                                                [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                0%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
             OO

--------------------------------------------------------------------------------

CUSIP NO. 550278303

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            NIKOS HECHT

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

--------------------------------------------------------------------------------
                                     5    SOLE VOTING POWER
                                          -0-
NUMBER OF                                 --------------------------------------
SHARES                               6    SHARED VOTING POWER
BENEFICIALLY                              -0-
OWNED BY                                  --------------------------------------
EACH REPORTING                       7    SOLE DISPOSITIVE POWER
PERSON                                    -0-
WITH                                      --------------------------------------
                                     8    SHARED DISPOSITIVE POWER
                                          -0-
                                          --------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               -0-

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)

      EXCLUDES CERTAIN SHARES                                                [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                0%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
             IN

--------------------------------------------------------------------------------

Item 1.
         (a) Name of Issuer:

               Luminent Mortgage Capital Inc.

         (b) Address of Issuer's Principal Executive Offices:

               One Market, Spear Tower, 30th Floor
               San Francisco, CA 94105

Item 2.
         (a) Name of Persons Filing:

               Aspen Advisors LLC ("Aspen Advisors")
               Sopris Capital Advisors, LLC ("Sopris Advisors")
               Sopris Partners Series A, of Sopris Capital Partners, L.P. ("Sopris Partners")
               Sopris Capital, LLC ("Sopris Capital")
               Nikos Hecht
               (collectively, the "Reporting Persons")

         (b) Address of Principal Business Office or, if none, Residence:

               The principal business office of Aspen Advisors is 152 West 57th Street, New York, NY, 10019. The principal business office of each of Sopris Advisors, Sopris Partners, Sopris Capital and Mr. Hecht is
         314 S. Galena Street, Suite 300, Aspen, CO 81611.

         (c) Citizenship:

               Aspen Advisors, Sopris Advisors and Sopris Capital are Delaware limited liability companies. Sopris Partners is a Delaware limited partnership. Mr. Hecht is a citizen of the United States.

         (d) Title of Class of Securities:

               Common Stock

         (e) CUSIP Number:

               550278303

Item 3. If this  Statement is Filed  Pursuant to Rule  13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

        (a) [ ] Broker or dealer registered under Section 15 of the Exchange
                Act.

        (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

        (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

        (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)
                (E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

        (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;

        (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount beneficially owned:

                      Aspen Advisors:                                        -0-
                      Sopris Advisors:                                       -0-
                      Sopris Partners and Sopris Capital:                    -0-
                      Mr. Hecht:                                             -0-

        (b) Percent of class:

                      Aspen Advisors:                                         0%
                      Sopris Advisors:                                        0%
                      Sopris Partners and Sopris Capital:                     0%
                      Mr. Hecht:                                              0%

        (c) Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote:

                              Aspen Advisors:                                -0-
                              Sopris Advisors:                               -0-
                              Sopris Partners and Sopris Capital:            -0-
                              Mr. Hecht:                                     -0-

                 (ii)   Shared power to vote or to direct the vote:

                      Aspen Advisors:                                        -0-
                      Sopris Advisors:                                       -0-
                      Sopris Partners and Sopris Capital:                    -0-
                      Mr. Hecht:                                             -0-

                (iii)   Sole power to dispose or to direct the disposition of:

                      Aspen Advisors:                                        -0-
                      Sopris Advisors:                                       -0-
                      Sopris Partners and Sopris Capital:                    -0-
                      Mr. Hecht:                                             -0-

                 (iv)   Shared power to dispose or to direct the disposition of:

                      Aspen Advisors:                                        -0-
                      Sopris Advisors:                                       -0-
                      Sopris Partners and Sopris Capital:                    -0-
                      Mr. Hecht:                                             -0-

Item 5. Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

                                 NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                                 NOT APPLICABLE

Item 8. Identification and Classification of Members of the Group.

                                 NOT APPLICABLE

Item 9. Notice of Dissolution of Group.

                                 NOT APPLICABLE

Item 10. Certification.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Materials to be filed as Exhibits

                                      NONE

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2008

                                        SOPRIS PARTNERS SERIES A, of SOPRIS
                                        CAPITAL PARTNERS, L.P.

                                        By: SOPRIS CAPITAL, LLC
                                            Its general partner

                                        By: /s/ Nikos Hecht
                                           ------------------------------
                                            Name:  Nikos Hecht
                                            Title: Sole Member of the Managing
                                                   Member

                                        SOPRIS CAPITAL, LLC

                                        By: /s/ Nikos Hecht
                                           ------------------------------
                                            Name:  Nikos Hecht
                                            Title: Sole Member of the Managing
                                                   Member

                                        ASPEN ADVISORS LLC

                                        By: /s/ Nikos Hecht
                                           ------------------------------
                                            Name:  Nikos Hecht
                                            Title: Managing Member

                                        SOPRIS CAPITAL ADVISORS, LLC

                                        By: /s/ Nikos Hecht
                                           ------------------------------
                                            Name:  Nikos Hecht
                                            Title: Managing Member

                                            /s/ Nikos Hecht
                                           ------------------------------
                                                Nikos Hecht